Exhibit 4.1

FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TENGASCO, INC.

February 26, 2021

Tengasco, Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies that:

First: The name of the corporation is Tengasco, Inc.;

Second: The original Certificate of Incorporation of Tengasco, Inc. was filed in the office of the Secretary of State of the state of Delaware on April 18, 2011 and a Certificate of Amendment to Certificate of Incorporation was filed on March 23, 2016;

Third: Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), this First Amended and Restated Certificate of Incorporations restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation;

Fourth: The directors and stockholders of Tengasco, Inc., in accordance with Section 242 and 245 of the DGCL, have duly adopted and approved this First Amended and Restated Certificate of Incorporation (this “Certificate”);

Fifth: This Certificate shall be effective as of 4:00 p.m. (EST) on February 26, 2021; and

Sixth: The Certificate of Incorporation of Tengasco, Inc. is hereby amended and restated to read in its entirety as follows:

1.            Name.  The name of the corporation is Riley Exploration Permian, Inc. (the “Corporation”).

2.          Registered Office and Agent.  The address of the registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The registered agent in charge thereof is Corporation Service Company.

3.            Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.          Authorized Capital Stock.  The aggregate number of shares which the Corporation shall have the authority to issue is 265 million (265,000,000) shares consisting of 240 million (240,000,000) shares of Common Stock, par value $.001 per share and twenty five million (25,000,000) shares of Preferred Stock, par value $.0001 per share.

(a)          Common Stock.

(1)          Dividends.  The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(2)          Liquidation.  Subject to the rights of any other series of class of stock, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or the consolidation of the Corporation into or with any other corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation shall be deemed to be a dissolution, liquidation  or winding up, voluntary or involuntary of the Corporation.

(3)          Redemption.  Common Stock shall not be subject to redemption.

(4)          Voting.  Subject to the rights of any other class or series of stock and the provisions of the laws of the State of Delaware governing business corporations, voting rights shall be vested in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held. The ability of the stockholders to engage in cumulative voting is hereby specifically denied.

(5)          Denial of Preemptive Rights.  No holder of Common Stock or any other person shall have any preemptive right to purchase or subscribe to any shares of any class of stock or any notes, debentures, options, warrants or other securities, now or hereafter authorized.

(6)          Reverse Split.  Upon effectiveness of this First Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Common Stock, par value $.001 per share issued and outstanding immediately prior to the Effective Time (the “Original Common Stock”), shall be reclassified into one-twelfth of a share of Common Stock, such Common Stock to have the rights and powers set forth in this First Amended and Restated Certificate of Incorporation and under the DGCL (the “Reverse Split”). All shares of Common Stock issued to any holder of Original Common Stock as a result of the Reverse Split shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional shares shall be issued in connection with the Reverse Split. At and after the Effective Time, outstanding certificates that prior thereto represented shares of Original Common Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Common Stock into which the shares previously represented by such certificates have been reclassified as herein provided. No fractional shares shall be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Split shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock in lieu of such fractional share interest. Until any such outstanding stock certificates have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and receive any dividend and other distributions upon, the shares of Common Stock issued in respect of the Original Common Stock formerly evidenced by such certificates.

(b)         Preferred Stock.  The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions  thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series which shall be adopted by the Board of Directors from time to time, pursuant to the authority hereby given, a copy of which resolution or resolutions shall be set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the DGCL in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)          the number of shares constituting that series and the distinctive designation of the series;

(2)          whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preferences of any such dividend to, and the relation to, the dividends payable on any other class or classes of stock or any other series of that same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

(3)          whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(4)          whether shares of that series shall have conversion or exchange privileges into or for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such event as the Board of Directors shall determine;

(5)          whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after  which they shall be redeemable and the amount per share payable in case of redemption, which amounts may vary under different conditions and at different redemption dates;

(6)          whether shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

(7)          the rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

(8)        whether shares of that series shall be subject or entitled to any other preferences, and other relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of that series and, if so, the terms thereof.

5.          Directors.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, this First Amended and Restated Certificate of Incorporation or the Bylaws directed or required to be exercised or done by stockholders. The number of directors which constitute the whole Board of Directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing provisions of this Section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of any other series of class of stock, any or all of the Directors may be removed for cause by a majority vote of the stockholders present, either in person or by proxy, at a meeting called for such purpose and notice of which was provided to the stockholders in accordance with the Bylaws of the Corporation.

6.          Elimination of Certain Liability of Directors.  No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended from time to time.  No amendment to, or repeal of, this Section 6 shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

7.          Corporate Opportunities Waiver.  Yorktown Partners LLC (“Yorktown”), Bluescape Riley Exploration Holdings LLC (“Bluescape”) and Boomer Petroleum, LLC (“Boomer” and together with Yorktown and Bluescape, the “Sponsors” and each, a “Sponsor”) own and will own substantial equity interests in other entities (existing and future) that participate in the energy industry (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Certain members of the Board of Directors may also serve as employees, partners, officers or directors of members of the Sponsors or Portfolio Companies and, at any given time, the Sponsors or Portfolio Companies may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Corporation, to the Sponsors or Portfolio Companies or any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any of the Sponsors or Portfolio Companies. As a result of such waiver, no Sponsor, nor any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any of the Sponsors or Portfolio Companies, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (B) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any Sponsor, a “Competing Person”); (C) developing a business relationship with any Competing Person; or (D) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (A) through (D)) of whether such activities are in direct or indirect competition with the business or activities of the Corporation or any of its subsidiaries (the activities described in (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Corporation hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Sponsor or Portfolio Company or any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any Sponsor or Portfolio Company (other than any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any Sponsor or Portfolio Company that are presented business opportunities in their capacity as the Corporation’s officers or directors).

(a)          For purposes of this Section 7, the following terms have the following definitions: (a) “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any Sponsor, an “Affiliate” shall include (1) any Person who is the direct or indirect ultimate holder of “equity securities” (as such term is described in Rule 405 under the Securities Act of 1933, as amended) of such Sponsor, and (2) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such Sponsor, including any Portfolio Company, and (b) “Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, association, or other entity.

(b)          To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Section 7. This Section 7 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this First Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any applicable law.

8.          Amendments to Bylaws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

9.          Amendments to Certificate.  The Corporation shall have the right, subject to any express provisions or restrictions contained in this First Amended and Restated Certificate of Incorporation, from time to time, to amend this First Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this First Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.  Notwithstanding any other provision of this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by applicable law or this First Amended and Restated Certificate of Incorporation), (A) prior to the first date on which investment funds sponsored or managed by Yorktown, Bluescape and Boomer and their respective Affiliates (as such term is defined in Section 7) no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this First Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, shall be required to amend, alter or repeal any provision of this First Amended and Restated Certificate of Incorporation and (B) on and after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this First Amended and Restated Certificate of Incorporation; provided, however, that the amendment, alteration or repeal of Section 4 shall only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

10.          Business Combinations with Interested Stockholders. The Corporation elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 26th  day of February, 2021.

Tengasco, Inc.

By:	/s/ Michael J. Rugen
Name:	Michael J. Rugen
Title:	Chief Financial Officer and Interim Chief Executive Officer